EXHIBIT 10.14

MACHINERY AND EQUIPMENT PURCHASE AGREEMENT (the "Agreement") dated as of April 1, 2005, by and between KYOCERA CORPORATION, a corporation organized under the laws of Japan ("KC"), and AVX CORPORATION, a Delaware corporation ("AVX")

WHEREAS KC and AVX each design and manufacture equipment and machinery of a proprietary and confidential nature used in the manufacture of capacitors and other electrical components; and

WHEREAS KC and AVX are each desirous of purchasing, on the terms and conditions hereinafter described, certain machinery and equipment to be manufactured by the other party in accordance with designs, drawings, specifications, and proprietary information communicated for such purpose.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

The following terms shall have the following meanings for purposes of this Agreement unless otherwise clearly required by the context:

SECTION 1.01. Buyer. "Buyer" shall mean the party hereto that purchases machinery and equipment manufactured by the other party as contemplated in this Agreement.

SECTION 1.02. Product. "Product" shall mean the machinery and equipment used in the manufacture of capacitors and other electrical components purchased by the Buyer and manufactured and sold by the Seller as contemplated in this Agreement.

SECTION 1.03. Seller. "Seller" shall mean the party hereto that manufactures and sells machinery and equipment to be purchased by the other party as contemplated in this Agreement.

ARTICLE II

Purchases and Terms

SECTION 2.01. Purchase and Sale. The Seller will sell to the Buyer the Products ordered by the Buyer from time to time at prices and terms mutually agreed upon by the Buyer and Seller during the term of this Agreement.

SECTION 2.02. Purchase Orders. All purchases to be made pursuant to this Agreement will take the form of separate orders to be communicated in writing, from time to time, from Buyer to Seller. The Seller shall provide a written notice to the Buyer of each purchase order so accepted; such written notice will include a quotation of the total selling amount and shipment cost for the Product.

SECTION 2.03. Price, Delivery and Payment. The prices, dates and places of delivery, and terms of payment to be made pursuant to this Agreement are to be specified, and agreed upon between Buyer and Seller, in each and every such purchase order and such terms shall be equivalent to those terms which an independent unrelated party would agree to at arm's length. The Buyer shall provide the Seller with a written approval accepting such terms in order to authorize the Seller to commence the manufacture of the Product.

ARTICLE III

Manufacture of Products

SECTION 3.01. Technical Information. The Seller agrees to furnish to Buyer, after acceptance of each order, necessary designs, drawings, (if specifically requested by Buyer) specifications, engineering data, and other such information.

SECTION 3.02. Quality Control. Seller agrees that the Products which it manufactures hereunder shall be acceptable to Buyer as to designs, specifications, standards of quality, and performance. No significant deviation from designs, specifications, or standards of quality established or approved by Buyer, which have been communicated to Seller, shall be made without the written consent of Buyer. Seller agrees that it will establish and maintain appropriate test and inspection procedures to insure compliance by Seller with the covenants hereinbefore set forth.

SECTION 3.03. Right of Inspection. Seller agrees that Buyer shall have the right of sending inspectors to the plant or plants of Seller during the course of manufacturing, and Seller shall furnish to such inspectors the fullest opportunity for observing any and all work being carried on with respect to the Products, and of testing a reasonable number of such Products or any parts thereof.

ARTICLE IV

Confidentiality

All materials and information provided by either party to this Agreement to the other shall be treated by the recipient as Confidential and shall not be disclosed to third parties without the written consent of the disclosing party. Nothing contained herein shall be deemed to constitute the grant by the disclosing party to the recipient of any right or license under or with respect to any Confidential Information, trademarks, copyrights, trade secrets, patents, patent applications, or other proprietary rights.

ARTICLE V

Term and Termination

SECTION 5.01. Term. The term of this Agreement shall be one year. Subject to Section 5.02 below, this agreement shall be automatically renewed at the end of the first year, and each succeeding year, for an additional year.

SECTION 5.02. Termination. This Agreement may be terminated by either party by written notice to the other party given not less than six months prior to the expiration date of the current term or at the option of one party in case the other party becomes involved in receivership, bankruptcy or insolvency proceedings or in the event of action by any government which would render impossible performance of any obligations under this Agreement by either party. In any case wherein a breach of any of the covenants of this Agreement by either party is not remedied within a 90 day period after receipt of written notice thereof from the other party, this Agreement may be terminated if written notice of default without such 90 day remedy is given by the other party in the manner provided in Section 6.08 of this Agreement.

SECTION 5.03. Effect of Termination. Any termination of this Agreement pursuant to the provisions of Sections 5.01 or 5.02 will not prejudice either party's right to recover any amounts due hereunder or bring any cause of action or claims against the other party of any other person arising from the transactions contemplated by this Agreement.

ARTICLE VI

Miscellaneous

SECTION 6.01. Arbitration. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or breach thereof, shall be finally settled by arbitration pursuant to the Japan-America Trade Arbitration Agreement of September 16, 1952, by which each party hereto is bound. Such Arbitration shall be held in Osaka, Japan if initiated by AVX and shall be held in South Carolina if initiated by Kyocera.

SECTION 6.02. Waiver. The failure of either party to enforce at any time any provision of this agreement or to require at any time performance by the other party of any provision hereof will not be construed to be a present or future waiver of such provisions or in any way affect the validity of this Agreement or any provision hereof or the right of the other party thereafter to enforce each and every such provision. One or more express waivers by either party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement, unless so provided in a writing signed by the parties hereto.

SECTION 6.03. Entire Agreement; Amendment. This Agreement constitutes the complete and full understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements or understandings between the parties hereto relating to the subject matter thereof. This Agreement may not be modified or amended except with the written consent of both parties.

SECTION 6.04. Assignment. This Agreement and the rights and obligations of a party under this Agreement may not be assigned or transferred without the prior written consent of the other party hereto.

SECTION 6.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one instrument. Counterparts may be delivered by facsimile.

SFCTION 6.06. Severability. If any provision or provisions hereof shall, to any extent, be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and will be valid and enforceable to the fullest extent permitted by law.

SECTION 6.07. Captions. Captions contained in this Agreement are inserted as a matter of convenience and do not define, limit, extend or describe the scope of this Agreement or the intent of any provision.

SECTION 6.08. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable, telecopy, or e-mail, or sent, postage prepaid, by registered, certified or express mail (return receipt requested) or reputable overnight courier service, and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or e-mailed, or if mailed, ten days after mailing (two business days in the case of express mail or overnight (courier service), as follows (or,at such other address for a party as may be specified by like notice):

KYOCERA CORPORATION    AVX CORPORATION
6 Takeda Tobadono-cho,     17th Avenue South
Fushimi-ku, Kyoto 612-8501 Japan  Myrtle Beach, SC 29577
        U.S.A.

Attention: President     Attention: Chief Financial Officer

SECTION 6.09. No Third Party Beneficiaries. AVX and KC agree that the execution, delivery and performance of this Agreement are not intended to create any contractual rights benefiting any third parties and that in the event of breach or failure to perform by either party of its covenants or agreements contained in this Agreement such party shall be liable only to the other party hereto.

SECTION 6.10. Governing Law. This Agreement shall be governed and interpreted in accordance with the internal laws of South Carolina applicable to agreements made and to be performed entirely within such State, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

KYOCERA CORPORATION,        AVX CORPORATION,

by __/s/ Yasuo Nishiguchi______         __/s/ John S. Gilbertson_______
Name: Yasuo Nishiguchi                     Name: John S. Gilbertson
Title: President                            Title: Chief Executive Officer
                                   and President